Exhibit 5.1

August 4, 2020 File No.: 281073.00001	Virginia Schweitzer Direct +1 613 696 6889 vschweitzer@fasken.com

Board of Directors Ur-Energy Inc.

10754 W. Centennial Road, Suite 200

Littleton, CO 81287-4588

USA

Dear Sirs:

Re:	Ur-Energy Inc.

We have acted as Canadian counsel to Ur-Energy Inc. (the “Corporation”), a corporation continued under the federal laws of Canada, with respect to certain legal matters relating to (i) the Registration Statement on Form S-3 (Registration No. is 333-238324), (the “Registration Statement”), including the base prospectus contained therein (the “Base Prospectus”), filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering under the Securities Act, among other securities, common shares of the Corporation without par value (the “Common Shares”) and (ii) the prospectus supplement to the Base Prospectus, dated July 31, 2020 filed with the Commission under Rule 424(b) under the Securities Act relating to Common Shares to be distributed by the Agent (as defined below) in the United States (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”). The Prospectus has been filed in respect of a registered direct offering of (i) 9,000,000 common shares (the “Offered Shares”), no par value (the “Common Shares”), and (ii) 4,500,000 warrants to purchase an aggregate of 4,500,000 Common Shares (the “Offered Warrants”, together with the Offered Shares, the “Securities”). Each Offered Share is being sold together with one-half Offered Warrant (each a “Unit”). Each whole Offered Warrant is exercisable for one Common Share for a two year period at an exercise price of US$0.75 per whole share (the “Warrant Shares”). Cantor Fitzgerald & Co. (the “Agent”) is acting as the sole placement agent of the Corporation in connection with the issuance of the Securities, which will be issued pursuant to Securities Purchase Agreement dated July 31, 2020 (the “Securities Purchase Agreement”) between the Corporation and the Purchasers and pursuant to the Placement Agency Agreement dated July 31, 2020 (the “Placement Agency Agreement”) between the Corporation and the Agent.

Examinations

In rendering the opinions below, we have examined and relied upon:

(a)	the Registration Statement and the Prospectus;

(b)	the Securities Purchase Agreement;

(c)	the Placement Agency Agreement;

(d)	the form of warrant certificate (the “Warrant Certificate”);

(e)	a certificate of an officer of the Corporation dated the date hereof certifying certain matters including, among other things:

(i)	the articles of the Corporation;

(ii)	the by-laws of the Corporation;

(iii)	the resolutions of the board of directors of the Corporation approving transactions contemplated in the Placement Agency Agreement and the Securities Purchase Agreement, including the issuance of the Units, the Securities and the Warrant Shares; and

(iv)	certain factual matters; and

(f)	a certificate of compliance dated the date hereof issued pursuant to the Canada Business Corporations Act relating to the Corporation.

We have considered such questions of law and examined such statutes and regulations of the Province of Ontario and of Canada applicable therein as they exist on the date hereof, as we have considered necessary or relevant as a basis for our opinions.

Jurisdiction and Effective Date

Our opinions herein are restricted to and based upon the laws of the Province of Ontario and the federal laws of Canada applicable therein in force on the date hereof (collectively, “Ontario Law”).

We assume no obligation to revise or supplement this opinion should Ontario Law change subsequent to the date hereof by legislative action, judicial decision or otherwise or if there is a change in any fact or facts after the date hereof.

Assumptions

For the purpose of delivering our opinions herein, we have assumed that the Securities will be issued and sold only in the manner stated in the Registration Statement and the Prospectus and only in accordance with the terms of the Placement Agency Agreement and the Securities Purchase Agreement.

Opinions

On the basis of the foregoing assumptions and subject to the qualifications and limitations hereinafter expressed, we are of the opinion that:

1.       when the Offered Shares have been issued and delivered in accordance with the terms of the Placement Agency Agreement and the Securities Purchase Agreement, and upon payment to the Corporation of the full consideration provided for in the Placement Agency Agreement and the Securities Purchase Agreement, the Offered Shares will be validly issued as fully paid and non-assessable common shares in the capital of the Corporation; and

2.       when the Warrant Shares have been duly and validly allotted and reserved for issuance and upon the exercise of the Warrants in accordance with the terms of the Warrant Certificate, the Warrant Shares will be validly issued as fully paid and non-assessable common shares in the capital of the Corporation.

This opinion letter has been prepared for filing by the Corporation as an exhibit to a Current Report on Form 8-K (the “Form 8-K”). The Form 8-K will be incorporated by reference in the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K. We also consent to the reference to this firm under the heading “Legal Matters” in the Registration Statement and the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Securities and Exchange Commission thereunder.

Yours truly,

/s/ FASKEN MARTINEAU DuMOULIN LLP

FASKEN MARTINEAU DuMOULIN LLP

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